Exhibit 99.1

Copano Energy, L.L.C.	News Release

Contacts:	Carl A. Luna, Senior Vice President
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY ISSUES STATEMENT REGARDING PASSING OF
CHAIRMAN AND CHIEF EXECUTIVE OFFICER JOHN R. ECKEL, JR.

HOUSTON – November 15, 2009 – Copano Energy, L.L.C. (Nasdaq: CPNO) said that John R. Eckel, Jr., the company’s Chairman and Chief Executive Officer, has passed away at age 58.  Mr. Eckel had been on a medical leave of absence since November 4, 2009 and recently suffered liver failure.

Mr. Eckel founded Copano Energy in 1992 and served as President and Chief Executive Officer until April 2003, when he became Chairman of the Board of Directors and Chief Executive Officer.

Under Mr. Eckel’s leadership, Copano grew from a single 23-mile pipeline to a successful midstream natural gas company with over 6,000 miles of pipeline and seven processing plants in Oklahoma, Texas, Wyoming and Louisiana.  Mr. Eckel was also an industry innovator, as evidenced by the fact that Copano was the first midstream company to trade publicly as a limited liability company.

In addition to his roles at Copano, Mr. Eckel also served on the Board of Directors and on the Executive Committee of the Texas Pipeline Association, and as President and Chief Executive Officer of Live Oak Reserves, Inc., an exploration and production company that he founded in 1986.  Mr. Eckel received a Bachelor of Arts degree from Columbia University and was employed in various corporate finance positions in New York prior to entering the energy industry in 1979.

As separately announced today, Copano’s Board has appointed R. Bruce Northcutt, the company’s President and Chief Operating Officer, as President and Chief Executive Officer and a member of Copano’s Board of Directors.  Additionally, William L. Thacker, who has served on Copano’s Board since the company’s initial public offering, has been elected Chairman.

“All of us at Copano Energy are greatly saddened by John’s death,” said Bruce Northcutt, President and Chief Executive Officer of Copano Energy.  “John was a friend and a mentor to many at Copano as well as within our industry.  He was a remarkable man whose leadership, energy and passion shaped our company’s culture and success.  He will be greatly missed.”

Houston-based Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.  Its assets include approximately 6,200 miles of active natural gas gathering and transmission pipelines, 200 miles of NGL pipelines and seven natural gas processing plants, with over one Bcf per day of combined processing capacity. For more information please visit www.copanoenergy.com.

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